RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS RECEIVES NYSE AMEX APPROVAL FOR DEBT TO EQUITY EXCHANGE

(TUSTIN, CA) January 7, 2011/Marketwire –Radient Pharmaceuticals Corporation (NYSE Amex: RPC), a US-based company specializing in the research, development, and international commercialization of In Vitro Diagnostic cancer tests, announced today it has received approval from the New York Stock Exchange AMEX to issue RPC common stock pursuant to proposals approved by RPC’s shareholders on December 3, 2010.

According to RPC Chairman and CEO Douglas MacLellan, “We are pleased with the NYSE Amex approval and believe this sets the Company and on a solid path for the future growth and financial stability. Based upon shareholder and NYSE Amex approval of the various note transactions, warrant conversions and debt exchange agreements, RPC is in a position to have up to approximately $27 million in debt and $14 million in other liabilities eliminated.  As a result, we anticipate an increase of approximately $41 million in total shareholder’s equity.”

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The company’s focus is on the discovery, development and commercialization of unique high-value diagnostic tests that help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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